Exhibit 99.1

Qualstar Reports Fiscal 2019 First Quarter Results

Simi Valley, CA, May 7, 2019 — Qualstar Corporation (NASDAQ: QBAK), a leading manufacturer of data storage solutions and high-efficiency power supplies, today announced its financial results for the three months ended March 31, 2019.

(All amounts are in thousands, except per share data):

Results for the Three Months Ended March 31, 2019 vs. 2018

●	Net revenue decreased 2.7% to $2,856 from $2,935
●	Total operating expenses decreased 6.4% to $784 from $838
●	Net income of $141 or $0.07 per basic and diluted share vs. net income of $590 or $0.29 per basic and $0.28 per diluted share

Highlights for the Three Months Ended March 31, 2019

●	Strong balance sheet and no debt
●	Cash, restricted cash and cash equivalents decreased by 2.4% to $4,765 from $4,881 as of December 31, 2018
●	Data storage product revenue grew 51.7% to $783 from $516
●	Power supply revenue grew 4.2% to 1,370 from $1,315

“We are pleased with the growth in our Data Storage Product segment. We continue to expand our customer base and market share by providing a quality and competitive product offering,” according to Steven N. Bronson, President and CEO. “Our strong financial position enables us to support our channel partners by maintaining ample inventory to meet their needs in a timely fashion,” he continued.

Under the Stock Repurchase Program, 58,734 shares were repurchased during the three months ended March 31, 2019 and as of May 2, 2019 a total of 89,097 shares have been purchased since the program began. The program expires December 5, 2019.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high-density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the period ending December 31, 2018, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer

Qualstar Corporation

805-617-4419

IR@Qualstar.com

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

  (In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Net revenues	$2,856	$2,935
Cost of goods sold	1,936	1,507
Gross profit	920	1,428
Operating expenses:
Engineering	123	121
Sales and marketing	308	295
General and administrative	353	422
Total operating expenses	784	838
Income from operations	136	590
Other income	5	-
Income before income taxes	141	590
Provision for income taxes	-	-
Net Income	$141	$590
Earnings per share:
Basic	$0.07	$0.29
Diluted	$0.07	$0.28
Shares used in per share calculation:
Basic	1,971	2,048
Diluted	1,971	2,101

QUALSTAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,665	$4,781
Restricted cash	100	100
Accounts receivables, net	1,745	1,809
Inventories, net	2,775	2,897
Prepaid expenses and other current assets	188	180
Total current assets	9,473	9,767
Non-current assets:
Property and equipment, net	99	112
Right-of-use	363	-
Other assets	132	119
Total non-current assets	594	231
Total assets	$10,067	$9,998

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$943	$1,023
Accrued payroll and related liabilities	175	185
Deferred service revenue, short-term	740	736
Lease liabilities, current	229	-
Other accrued liabilities	524	559
Total current liabilities	2,611	2,503
Long-term liabilities:
Other long-term liabilities	40	40
Lease liabilities, long term	152	-
Deferred service revenue	124	127
Total long-term liabilities	316	167
Total liabilities	2,927	2,670

Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000,000 shares authorized, shares issued and outstanding 1,971,283 at March 31, 2019 and 2,030,017 shares at December 31, 2018	19,097	19,426
Accumulated deficit	(11,957)	(12,098)
Total shareholders’ equity	7,140	7,328
Total liabilities and shareholders’ equity	$10,067	$9,998

4